Exhibit 99.1
WERNER ENTERPRISES, INC.
14507 Frontier Road
P.O. Box 45308
Omaha, Nebraska 68145

FOR IMMEDIATE RELEASE	Contact: John J. Steele
Executive Vice President, Treasurer and
Chief Financial Officer
(402) 894-3036

WERNER ENTERPRISES ANNOUNCES THIRD QUARTER 2013 EXPECTATIONS

Omaha, Nebraska, September 16, 2013:

Werner Enterprises, Inc. (NASDAQ:WERN) ("Werner"), one of the nation's largest transportation and logistics companies, announced today that, based on factors known as of the date of this release, it expects earnings per diluted share for the quarter ending September 30, 2013 to be in the range of 27 cents to 30 cents.

Significant factors affecting earnings per share in third quarter 2013 compared to third quarter 2012 include (i) lower gains on sales of equipment, (ii) lower miles per truck, primarily in certain dedicated fleets, due to the July 2013 government-mandated changes to the driver hours of service rules, (iii) start-up costs related to new dedicated fleets, (iv) higher equipment and maintenance costs with most of the company truck fleet now consisting of trucks with 2010-standard engines, and (v) rising driver related costs. Cost increases are currently exceeding rate increases. In the last five weeks, Werner experienced improvement in freight demand compared to softer freight demand trends in the same period a year ago, which it attributes to normal seasonal improvement, slightly tighter capacity due to the hours of service changes, and slightly improved customer demand.

Werner Enterprises, Inc. was founded in 1956 and is a premier transportation and logistics company, with coverage throughout North America, Asia, Europe, South America, Africa and Australia. Werner maintains its global headquarters in Omaha, Nebraska and maintains offices in the United States, Canada, Mexico, China and Australia. Werner is among the five largest truckload carriers in the United States, with a diversified portfolio of transportation services that includes dedicated van, temperature-controlled and flatbed; medium-to-long-haul, regional and local van; and expedited services. Werner's Value Added Services portfolio includes freight management, truck brokerage, intermodal and international services. International services are provided through Werner’s domestic and global subsidiary companies and include ocean, air and ground transportation; freight forwarding; and customs brokerage.

Werner Enterprises, Inc.’s common stock trades on the NASDAQ Global Select MarketSM under the symbol “WERN”. For further information about Werner, visit the company’s website at www.werner.com.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements are based on information presently available to Werner’s management and are current only as of the date made. Actual results could also differ materially from those anticipated as a result of a number of factors, including, but not limited to, those discussed in

Werner Enterprises, Inc. – Release of September 16, 2013
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Werner’s Annual Report on Form 10-K for the year ended December 31, 2012. For those reasons, undue reliance should not be placed on any forward-looking statement. Werner assumes no duty or obligation to update or revise any forward-looking statement, although it may do so from time to time as management believes is warranted or as may be required by applicable securities law. Any such updates or revisions may be made by filing reports with the U.S. Securities and Exchange Commission, through the issuance of press releases or by other methods of public disclosure.